EXHIBIT 99.18

Contact     Jeffery M. Jonas, MD                      Thomas Redington
            Chief Executive Officer                   203/222-7399
            816/960-1333                              212/926-1733

                       US FDA Clears Way For AVAX To Start
                     Pivotal Trial For Skin Cancer Patients

                   400-Patient Study Will Compare Efficacy Of
                    New Vaccine Treatment To Alpha Interferon

      KANSAS CITY, MO JULY 27 -- AVAX Technologies, Inc. (Nasdaq: AVXT) said the US FDA cleared the way for it to begin a pivotal trial for registration of M-Vax(TM), an experimental autologous vaccine for treating Stage 3 melanoma.

      Melanoma is a potentially fatal skin cancer suffered by about 500,000 people worldwide.

      The FDA action follows a review of AVAX's company-sponsored
Investigational New Drug (IND) application for M-Vax, which is being studied as post-surgical adjuvant therapy in Stage 3 melanoma patients.

      The company expects to enroll approximately 400 patients into a randomized, multi-center trial designed to compare the efficacy of M-Vax against that of high dose alpha interferon.

      The pivotal study's two end points are: (1) rate of melanoma tumor recurrence; and (2) overall survival.

      The dosing regimen will be identical to that used in a Phase II study which showed that two-thirds of patients undergoing 6-weeks of therapy with M-Vax developed an immune response against their own tumor cells as measured by a standard skin test called DTH.

      In other studies, the ability of M-Vax to produce a positive DTH response was correlated with overall survival benefit for patients treated with the vaccine.

      Results of earlier Phase II studies of M-Vax conducted under an investigator IND by David Berd, M.D., Professor of Medicine at Thomas Jefferson University's Kimmel Cancer Center in Philadelphia, Pennsylvania, showed a nearly 60% five-year survival rate of melanoma patients treated with M-Vax.

      AVAX has also applied its vaccine technology to ovarian cancer. In a recent study, 6 out of 7 ovarian cancer patients had a positive reaction to their own ovarian cancer cells, as measured by immunological response and the DTH skin test. The findings led the National Cancer Institute to provide funding for a Phase I/II trial of O-VAX(TM), the ovarian cancer vaccine.

      M-Vax and O-VAX are among several therapeutic vaccines for cancer based on the core AC Vaccine(TM) technology under development by AVAX Technologies. The company also currently has under research and development two series of patented compounds - topoisomerase


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inhibitors and novel anti-estrogens - which belong to classes of chemotherapeutic agents with clinically proven anti-cancer capabilities.

      In commenting on the latest information, Jeffrey M. Jonas, M.D., president and chief executive officer of AVAX said: "We are very pleased to have accomplished a major company milestone by FDA allowance of our corporate IND for M-Vax. We are obviously delighted by FDA's decision to activate this IND, which we believe will allow us to rapidly move forward with this important clinical trial.

      "This decision is a further step on the path to validate the company's ability to manufacture the vaccine in a reproducible, commercially attractive fashion. Equally important, it demonstrates the ability of AVAX's development team to deal with the regulatory requirements that confront novel therapies."

      AVAX said its vaccine technology works by "training" the patient's immune system to attack cancer cells via natural process, with low toxicity. The vaccine is made by treating the patient's own cancer cells with hapten molecules and then injecting the treated cells back into the body.

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. AVAX has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

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      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without


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limitation, its Annual Report on Form 10-KSB for the fiscal year ended December
31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended March 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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